UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 3, 2011

INSTITUTIONAL FINANCIAL MARKETS, INC.

(Exact name of registrant as specified in its charter)

Maryland	1-32026	16-1685692
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

Cira Centre 2929 Arch Street, 17th Floor Philadelphia, Pennsylvania		19104
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (215) 701-9555

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) Appointment of New Director.

On February 3, 2011, the Board of Directors of Institutional Financial Markets, Inc. (the “Company”) appointed Neil S. Subin to fill the vacant seat on the Board of Directors.

Mr. Subin was appointed as a director on the Company Board of Directors in satisfaction of the Company’s previously disclosed obligation under the Purchase and Contribution Agreement (the “Purchase Agreement”) by and among the Company, IFMI, LLC (formerly Cohen Brothers, LLC), JVB Financial Holdings, L.L.C. (“JVB”), the sellers listed in the Purchase Agreement and certain employees of JVB listed in the Purchase Agreement, to appoint a director nominated by JVB.

Mr. Subin’s term will expire at the Company’s Annual Meeting of Shareholders in 2011, subject to reelection by the Company’s shareholders at such time. The Purchase Agreement provides that the Board of Directors will continue to nominate Mr. Subin (or a replacement identified by Mr. Subin) for reelection to the Company’s Board of Directors at each annual meeting of the Company’s stockholders through December 31, 2012.

Mr. Subin will receive compensation as a Director on the Company’s Board of Directors in accordance with the Company’s current non-employee director compensation policy.

Mr. Subin, age 46, founded and has been the managing director and president of Trendex Capital Management, a private investment fund focusing primarily on financially distressed companies, since its formation in 1991. Prior to forming Trendex Capital, Mr. Subin was a private investor from 1988 to 1991 and was an associate with Oppenheimer & Co. from 1986 to 1988. Mr. Subin has served as a Director of Phosphate Holdings, Inc. (OTC: PHOS.PK) since November 2010, as a Director of Hancock Fabrics, Inc. (OTC: HKFI.PK), since August 2009, as a Director of Primus Telecommunications Group, Incorporated (OTCBB: PMUG.OB) since July 2009, and as a Director of Federal-Mogul Corporation (NASDAQ: FDML) since December 2007. Mr. Subin served as a Director of Movie Gallery, Inc. (OTC: MOVIQ.PK), from May 2008 to December 2010 and a Director of FiberTower Corporation (NASDAQ: FTWR) from December 2001 to December 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

INSTITUTIONAL FINANCIAL MARKETS, INC.

Date: February 9, 2011	By:	/s/ DOUGLAS LISTMAN
Douglas Listman Chief Accounting Officer

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